                                                                     EXHIBIT 2.2


                              CERTIFICATE OF MERGER

                                       OF

                         INTERNET SERVICE NETWORK, INC.

                                      INTO

                               HAWKEYE CORPORATION


       HAWKEYE CORPORATION, a Delaware corporation, hereby certifies that:

       FIRST: The name and state of incorporation of each of the constituent corporations to the merger are: (1) Internet Service Network, Inc., a Florida corporation ("ISNI"), and (2) Hawkeye Corporation, a Delaware corporation ("Hawkeye").

       SECOND: An agreement and plan of merger (the "Agreement and Plan of Merger") providing for the merger of ISNI into Hawkeye, with Hawkeye as the surviving corporation (sometimes referred to herein as the "Surviving Corporation"), has been duly approved, adopted, certified, executed and acknowledged in accordance with Section 252(c) of the Delaware General Compensation Law.

       THIRD: The Surviving Corporation is Hawkeye, the full name of which is Hawkeye Corporation. Upon consummation of the merger, the name of the Surviving Corporation shall be changed to Internet Service Network, Inc.

       FOURTH: The Certificate of Incorporation of Hawkeye shall be the Certificate of Incorporation of the Surviving Corporation.

       FIFTH: The Agreement and Plan of Merger as executed is on file at the principal place of business of the Surviving Corporation at :

                  400 Northpark Town Center, Suite 310
                  1000 Abernathy Road NE
                  Atlanta, Georgia 30328

       SIXTH: A copy of the Agreement and Plan of Merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of each of the constituent corporations.

SEVENTH: The authorized capital stock of ISNI prior to the merger consisted of 10,000,000 shares of the common stock without par value.

       IN WITNESS WHEREOF, Hawkeye has caused this Certificate to be signed by Gilbert H. Davis, its President, who affirms under penalties of perjury that the facts stated herein are true this 23rd day of March, 2000.


                                 HAWKEYE CORPORATION



                                 By:         /s/
                                             ---------------
                                             Gilbert H. Davis, President